EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Registration Statements (Form S-3) and related Prospectus of Sun Healthcare Group, Inc. for the registration of 760,00 shares of its common stock and to the incorporation by reference therein of our report dated March 1, 2004, with respect to the consolidated financial statements and schedule of Sun Healthcare Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

July 7, 2004